Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust Inc.

We have audited the accompanying statement of revenues and certain expenses of the IN/PA Industrial Portfolio for the year ended December 31, 2011. This financial statement is the responsibility of the IN/PA Industrial Portfolio management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Industrial Income Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the IN/PA Industrial Portfolio’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the IN/PA Industrial Portfolio for the year ended December 31, 2011, on the basis of accounting described in Note 1.

/s/ Ehrhardt Keefe Steiner & Hottman PC

June 13, 2012

Denver, Colorado

IN/PA INDUSTRIAL PORTFOLIO

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)	For the Year Ended December 31, 2011
Revenues:
Rental revenue	$11,666
Reimbursement and other revenue	1,221

Total revenues	12,887
Certain expenses:
Real estate taxes	1,877
Operating expenses	1,156
Insurance	221
Management fees	387

Total certain expenses	3,641

Excess of revenues over certain expenses	$9,246

The accompanying notes are an integral part of these financial statements.

IN/PA INDUSTRIAL PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2011

1.	Description of Business and Summary of Significant Accounting Policies

On March 28, 2012, the Company, through several wholly-owned subsidiaries, acquired a 100% fee interest in 11 industrial buildings, aggregating approximately 3.5 million square feet on 201.3 acres, located in the submarkets of Plainfeld, Indiana and Lehigh Valley, Pennsylvania (collectively referred to as the “IN/PA Industrial Portfolio”). The total aggregate purchase price was approximately $137.3 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company funded the acquisition using proceeds from its public offering.

The accounting records of the IN/PA Industrial Portfolio are maintained on the accrual basis of accounting. The accompanying statements of historical revenues and certain expenses were prepared pursuant to Rule 3-14 of Regulation S-X promulgated by the SEC, and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, and other administrative costs not directly related to the future operations of the IN/PA Industrial Portfolio. These financial statements are not intended to be a complete presentation of the IN/PA Industrial Portfolio revenues and expenses, due to the exclusion of certain expenses which may not be comparable to the proposed future operations of the IN/PA Industrial Portfolio.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations could be significantly impacted by the rental markets in which the IN/PA Industrial Portfolio is located, as well as by general overall economic conditions. Management is not aware of any material factors, other than those discussed above, that would cause the information included herein to not be necessarily indicative of future operating results.

2.	Operating Leases

The IN/PA Industrial Portfolio revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. The IN/PA Industrial Portfolio records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, the IN/PA Industrial Portfolio records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a decrease in rental income of approximately $0.4 million for the year ended December 31, 2011.

Approximate future minimum rentals revenues under non-cancelable, in-place leases as of December 31, 2011, are as follows:

(dollars in thousands)	Amount
2012	$9,620
2013	6,963
2014	4,793
2015	4,119
2016	3,770
Thereafter	10,279

Total	$39,544

Tenant reimbursements of operating expenses are included in reimbursement and other revenue in the accompanying statement of revenues and certain expenses.

As of December 31, 2011, the IN/PA Industrial Portfolio had a weighted average occupancy rate of approximately 93%, based on leased square footage. The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2011, and the corresponding percentage of the future minimum rental revenues:

Tenant	Industry	Lease Expiration	% of 2011 Lease Payments	% of Future Minimum Lease Payments
Home Depot U.S.A	Home improvement	June 2013	31.9%	13.9%
Belkin International, Inc.	Computer / electronics	November 2019	21.2%	55.9%

Certain leases above contain tenant lease renewal options for various periods under varying terms that may or may not be similar to the existing leases.

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